Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2012

THIRD-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, May 2, 2012, at 3:45 PM CT (4:45 PM ET)

•	Revenues increased 8 percent over the second quarter of fiscal 2012, and 5 percent over the third quarter of fiscal 2011 to $21.2 million

o	Stealth 360° revenues rose 24 percent over fiscal 2012 second quarter and comprised 78 percent of total device revenues

o	Revenues from office-based labs grew 14 percent over second quarter of fiscal 2012

•	Market acceptance of new Stealth 360°™ PAD System is accelerating

o	Growth is driven by ease of use, safety, and favorable clinical and economic outcomes, especially in calcified lesions, which are difficult to treat

•	CSI’s orbital technology is poised to become primary therapy for calcified arterial disease

o	Clinical data demonstrates that current treatment of calcified lesions, without CSI technology, is more difficult, has higher rates of adverse events/restenosis, and higher costs

o	COMPLIANCE 360° data demonstrates use of CSI’s technology reduces complications and reinterventions in calcified lesions, which are present in most peripheral arterial disease (PAD) patients

o	PAD study demonstrates treatment with CSI’s orbital technology in an office-based lab is as safe and effective as in the hospital setting

•	Enrollment in ORBIT II clinical trial for a coronary application is over 65 percent complete

o	American College of Cardiology presentation identifies the need for a coronary calcium solution. As in PAD, treatment of calcified coronary lesions is more difficult and has higher complication rates

St. Paul, Minn., May 2, 2012 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal third quarter ended March 31, 2012.

CSI’s revenues in the third quarter rose to $21.2 million, an 8 percent increase over the second quarter of fiscal 2012, and a 5 percent gain over revenues of $20.2 million in the third quarter of last fiscal year. The conversion to the new Stealth 360°™ PAD System continued at a high rate, with a 24 percent increase in revenues over the second quarter of fiscal 2012, to 78 percent of total device revenues in the fiscal 2012 third quarter. Revenues from customer reorders were 96 percent of total revenue, compared to 94 percent a year ago.

Net loss was $(4.2) million, or $(0.23) per common share, for the quarter, compared to $(2.4) million, or $(0.15) per common share, in the third quarter of last fiscal year. Adjusted EBITDA was a loss of $(2.3) million, compared to a loss of $(495,000) in the prior year. The increased losses were primarily due to higher operating expenses associated with advancing the ORBIT II clinical trial for a coronary application.

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Cardiovascular Systems, Inc.

May 2, 2012

David L. Martin, CSI president and chief executive officer, said, “Stealth 360°’s scientifically proven orbital mechanism of action protects healthy vessel tissue while removing even the most difficult to treat calcified plaque anywhere in the leg. The new Stealth is easy for the doctor to use in the hospital or office setting. As a result, momentum in Stealth 360° adoption continued in the third quarter, with a 24 percent revenue increase over the second quarter of this fiscal year, along with a 14 percent revenue increase in office-based labs.”

The gross profit margin was 76 percent versus 80 percent a year ago and was affected by a higher mix of Stealth 360° sales, which currently carry higher unit costs due to limited initial component purchasing volumes. Also, the addition of CSI’s second manufacturing facility in Texas for future production capacity has temporarily increased production costs.

In the first nine months of fiscal 2012, revenues increased to $59.6 million, up 4 percent from the same period last fiscal year. The gross margin was 76 percent compared to 79 percent, while operating expenses rose 6 percent. Adjusted EBITDA loss increased by $(3.7) million, while the net loss totaled $(12.2) million, or $(0.69) per common share, compared to $(8.6) million, or $(0.55) per common share, last year.

OPERATING HIGHLIGHTS

During the quarter, CSI presented data from both the COMPLIANCE 360° study of above-the-knee PAD and from a study of PAD procedures in the office-based lab setting. In addition, patient enrollment accelerated in the ORBIT II clinical trial for a coronary application.

Dr. Utpal Desai of Florida Hospital, Ormond Beach, Fla., said, “The prevalence of arterial calcium is high in patients over 65 years of age, who are diabetic, and/or have renal insufficiency – a large and growing population that needs PAD treatment options. Data shows that calcified lesions are difficult to treat and result in higher rates of adverse events and restenosis, as well as higher treatment costs.”

Martin added, “Our growing body of clinical evidence demonstrates that CSI’s orbital PAD products are unique to the market — they safely, effectively and routinely treat calcium, while achieving the durable clinical and cost effective outcomes required to become the primary treatment option for this large patient population and to achieve success in today’s pressured health care environment.”

12-Month Results from COMPLIANCE 360° Study of Above-the-Knee PAD Presented

At the American College of Cardiology (ACC) meeting, Dr. Raymond Dattilo, St. Francis Health Center, Topeka, Kan., principal investigator of the COMPLIANCE 360° study, presented long-term data demonstrating that strong acute results treating severely calcified above-the-knee lesions translate into positive clinical outcomes at 12 months. The study showed that primary treatment with the Diamondback Orbital Atherectomy System enabled low-pressure adjunctive balloon inflation, compared to high pressures required in the percutaneous transluminal angioplasty (PTA) alone arm of the study. Favorable acute results led to sustained patency of 75 percent at 12 months in the Diamondback arm, comparable to the PTA arm, but with 90 percent less adjunctive stent usage. Only 8 percent of Diamondback patients versus 84 percent patients in the PTA arm required stenting.

COMPLIANCE 360° enrolled 50 patients (with 65 lesions) at nine U.S. sites. Patients had calcified above-the-knee lesions greater than or equal to 70 percent, and were equally randomized to PTA alone versus therapy with the Diamondback Orbital Atherectomy System.

Additional information is available here.

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Cardiovascular Systems, Inc.

May 2, 2012

Study Evaluates Treatment of PAD in Office-Based Lab Setting

At the Society for Interventional Radiology (SIR) meeting, CSI announced results from a study of patients treated for PAD with the Diamondback System in a non-hospital setting. Dr. Warren Swee, South Florida Vascular Associates, Coconut Creek, Fla., discussed his analysis of data demonstrating short treatment times, device safety and efficacy treating calcified lesions in the office-based lab setting.

In this prospective, single-center study, 100 consecutive procedures were performed on 84 patients (157 vessels) over a nine-month period by Dr. William Julien, chief executive officer of South Florida Vascular Associates. Of these patients, 64.9 percent had claudication and 35.1 percent had critical limb ischemia. The mean Diamondback 360° run time was only 55 seconds. Low-pressure adjunctive angioplasty was performed in all cases. The average pre-procedure vessel stenosis was 78 percent; after treatment, mean vessel stenosis was 11 percent. The dissection rate was only 2.8 percent, none of which were flow limiting, and no perforations were reported. All patients were discharged to their homes, with no hospital transfers. There were no cases of hospital admission or major adverse events within 24 hours.

Additional information is available here.

Patient Enrollment in ORBIT II Clinical Trial Advances

Patient enrollment in CSI’s ORBIT II clinical trial for a coronary application is now more than 65 percent complete, with over 40 U.S. medical centers enrolling patients. CSI expects to complete patient enrollment this summer. Since the primary endpoints of ORBIT II are based on 30-day patient follow-up post procedure, a PMA application to the FDA should follow soon after enrollment completion. A coronary application of CSI’s orbital technology would open up a large, underserved market opportunity for CSI.

An American College of Cardiology presentation by Dr. Gregg W. Stone, professor of medicine, Columbia University, New York, confirmed that stenting of calcified lesions is associated with greater adverse event rates (death, MI, TLR and stent thrombosis) compared to non-calcified lesions, especially with use of drug eluting stents. Dr. Stone also indicated that high-speed rotational atherectomy, while providing effective lesion decalcification, is difficult to master and is thus infrequently used. CSI’s orbital technology, in contrast, may effectively improve the compliance of calcified lesions with less vessel trauma and with greater ease-of-use.

Martin added, “Our technology’s ability to treat calcified lesions in small arteries, and our success in the ORBIT I feasibility trial, give us confidence about meeting our ORBIT II endpoints and obtaining a coronary indication in the United States. Since more than 70 percent of our current customers are interventional cardiologists, the addition of a coronary application would provide significant market synergy in the future.”

Fiscal 2012 Fourth-Quarter Outlook

Martin said, “The Stealth 360° and clinical data are driving growth in fiscal 2012 and beyond. At this important juncture for CSI, we are investing in science and commercial support for our next stage of growth, the ORBIT II clinical trial, and preparation for a potential coronary market application in the future.”

For the fiscal 2012 fourth quarter ending June 30, 2012, CSI anticipates:

•	Revenues in the range of $21.5 million to $22.5 million.

•	Gross profit as a percentage of revenues similar to the third quarter of fiscal 2012.

•	Operating expenses 7 percent to 8 percent higher than the third quarter of fiscal 2012.

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Cardiovascular Systems, Inc.

May 2, 2012

•	Interest and other expense of about $(400,000), excluding the potential effect of conversions or valuation changes of convertible debt.

•

Net loss in the range of $(4.5) million to $(5.1) million, or loss per common share ranging from $(0.25) to $(0.28), assuming 18.2 million average shares outstanding, and excluding the potential effect of conversions or valuation changes of convertible debt.

Conference Call Today at 3:45 p.m. CT (4:45 p.m.ET)

Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal third-quarter results today, May 2, 2012, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 679-8040 and enter access number 59860649. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 55656815. The audio replay will be available beginning at 8 p.m. CT on Wednesday, May 2, 2012, through 6 p.m. CT on Friday, May 4, 2012.

Use of Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.

About Peripheral Arterial Disease

As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with the Stealth 360° and Diamondback 360°, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to a guide wire, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Diamondback Orbital Atherectomy System treats calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, more than 66,000 PAD procedures have been performed using CSI’s technology in leading

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Cardiovascular Systems, Inc.

May 2, 2012

institutions across the United States. CSI has also commenced its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

For more information, visit the company’s website at www.csi360.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s orbital technology becoming the primary therapy for calcified arterial disease; (ii) CSI’s growing body of clinical evidence demonstrating that its products are unique to the market and achieve the outcomes required to become the primary treatment option for a large patient population and to achieve success in today’s pressured health care environment; (iii) CSI’s expectation that it will complete patient enrollment in its ORBIT II clinical trial this summer and a PMA application should follow soon after; (iv) the large, underserved market opportunity for CSI that a coronary application of CSI’s orbital technology would open up; (v) CSI’s confidence about meeting its ORBIT II endpoints and obtaining a coronary indication in the United States; (vi) the significant market synergy the addition of a coronary application would provide in the future; (vii) the growth in fiscal 2012 and beyond driven by the Stealth 360 and clinical data; and (viii) anticipated revenue, gross profit, operating expenses, interest and other expense, and net loss, are forward-looking statements.

These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the effectiveness of the Stealth 360°; actual clinical trial results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosure

The Stealth 360°™ PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

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Cardiovascular Systems, Inc.

May 2, 2012

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, except per share and share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenues	$21,205	$20,152	$59,583	$57,073
Cost of goods sold	5,132	3,949	14,038	12,063

Gross profit	16,073	16,203	45,545	45,010

Selling, general and administrative	16,809	16,415	47,892	46,597
Research and development	2,985	1,780	8,133	6,316

Total expenses	19,794	18,195	56,025	52,913

Loss from operations	(3,721)	(1,992)	(10,480)	(7,903)
Interest and other (expense) income	(470)	(392)	(1,705)	(739)

Net loss	$(4,191)	$(2,384)	$(12,185)	$(8,642)

Net loss per common share:
Basic and diluted	$(0.23)	$(0.15)	$(0.69)	$(0.55)

Weighted average common shares used in computation:
Basic and diluted	17,977,819	16,146,667	17,746,558	15,778,287

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Cardiovascular Systems, Inc.

May 2, 2012

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

(unaudited)

	March 31,	June 30,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$22,455	$21,159
Accounts receivable, net	12,990	13,254
Inventories	7,824	5,818
Prepaid expenses and other current assets	980	797

Total current assets	44,249	41,028

Property and equipment, net	2,257	2,383
Patents, net	2,659	2,314
Other assets	656	1,033

Total assets	$49,821	$46,758

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of long-term debt	$3,478	$3,813
Accounts payable	5,072	5,181
Deferred grant incentive	784	647
Accrued expenses	6,804	5,545

Total current liabilities	16,138	15,186

Long-term liabilities
Long-term debt, net of current maturities	14,063	8,331
Deferred grant incentive	199	1,497
Other liabilities	82	109

Total long-term liabilities	14,344	9,937

Total liabilities	30,482	25,123

Commitments and contingencies
Total stockholders’ equity	19,339	21,635

Total liabilities and stockholders’ equity	$49,821	$46,758

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Cardiovascular Systems, Inc.

May 2, 2012

Cardiovascular Systems, Inc.

Supplemental Sales Information

(Dollars in Thousands)

(unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2012	2011	2012	2011
Device revenue	$18,800	$17,639	$52,842	$50,099
Other product revenue	2,405	2,513	6,741	6,974
Total revenue	$21,205	$20,152	$59,583	$57,073
Device units sold	5,894	5,816	16,689	16,662
New customers	41	57	123	181
Reorder revenue %	96%	94%	95%	93%

Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.

Cardiovascular Systems, Inc.

Adjusted EBITDA

(Dollars in Thousands)

(unaudited)

	Actual
	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Loss from operations	$(3,721)	$(1,992)	$(10,480)	$(7,903)
Add: Stock-based compensation	1,200	1,316	3,919	5,221
Add: Depreciation and amortization	228	181	676	518

Adjusted EBITDA	$(2,293)	$(495)	$(5,885)	$(2,164)

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Cardiovascular Systems, Inc.

May 2, 2012

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors

CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.

— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:

— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.

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Cardiovascular Systems, Inc.

May 2, 2012

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.

CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley Inc. Marian Briggs (612) 455-1742 mbriggs@padillaspeer.com Nancy A. Johnson (612) 455-1745 njohnson@padillaspeer.com

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